                                                                  Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-65348 on Forms S-8 and S-16 relating to the Orion Capital Corporation 1976 and 1979 Stock Option Plans, No. 2-80636 on Form S-8 relating to the Orion Capital Corporation 1982 Long-Term Performance Incentive Plan, No. 2-63344 on Form S-8 relating to the Orion Capital Corporation Employees' Stock Savings and Retirement Plan, No. 33-59847 on Form S-8 relating to the Orion Capital Cor-poration 1994 Stock Option Plan for Non-Employee Directors and No. 333-44901 on Form S-8 relating to the Wm. H. McGee & Co. Inc. 401(K) and Profit
Sharing Plan, of our report dated February 11, 1998, appearing in this Annual Report on Form 10-K of Orion Capital Corporation for the year ended December 31, 1997.

Deloitte & Touche LLP


Hartford, Connecticut
March 20, 1998